Exhibit 99.1

AltiGen Communications Reports Third Quarter Fiscal 2009 Results
Q3 revenue of $4.1 Million, up 14% sequentially;
Gross profit margins improve 6% sequentially

San Jose, CA – July 22, 2009 - AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions, today reported financial results for its fiscal 2009 third quarter ended June 30, 2009.

Third Quarter Financial Highlights:
•	Revenue increased 14% sequentially to $4.1 million
•	Gross profit margins improved 6% sequentially to 62.4 percent
•	Operating expenses decreased 9% sequentially to $3.5 million
•	Net loss improved 47% to $945,000, or a loss of $0.06 per share

Revenue for the fiscal 2009 third quarter was $4.1 million, compared to revenue of $4.8 million in the third quarter a year ago and up 14% sequentially from $3.6 million in the preceding quarter. Gross margin in the third quarter improved to 62.4 percent, compared to 58.8 percent a year ago and 58.9 percent in the preceding quarter. Operating expenses totaled $3.5 million, compared to $3.9 million a year ago and $3.9 million in the preceding quarter.

Net loss for the third quarter of fiscal 2009 was $945,000, or a loss of $0.06 per share, compared to a net loss of $1.0 million, or a loss of $0.07 per share in the third quarter a year ago, and a net loss of $1.8 million, or a loss of $0.11 per share, in the preceding quarter. Total cash and cash equivalents at June 30, 2009 were $7.6 million, compared with $8.5 million at March 31, 2009.

“We saw improved sales momentum in the third quarter, generating a 14% sequential increase in total revenue that reflects both increased sales of new systems and renewed growth in service plan renewals,” stated Gilbert Hu, AltiGen’s CEO.  “We continue to strategically move upstream in the market and focus on larger systems sales, and are seeing increasing opportunities with larger, more strategic customers and resellers for our new enterprise level products that are completely integrated with Microsoft’s Unified Communications solution.”

Jeremiah Fleming, AltiGen's President and COO, stated, “During the quarter, we signed several new, strategic reseller partners that are selling Microsoft’s solution, including the addition of UK telecom supplier Datasharp to our European partner network, further expanding our international reach. We have also teamed with SYNNEX to join a Microsoft-sponsored Unified Communications road show for their reseller partners throughout the U.S. We are excited that HP has now also joined this tour, which showcases AltiGen as the only featured IP PBX solution. We have also recently engaged with Microsoft on our first joint opportunity to deploy the AltiGen Call Center solution in conjunction with Microsoft OCS at Gibson Guitar. This is a strong validation of our strategy to enhance Microsoft’s Unified Communications products.”

Phil McDermott, AltiGen's CFO, stated, “Total system shipments in the third quarter increased 8 percent over the preceding quarter, and sales of larger systems grew 18 percent sequentially to increase as a percentage of overall system sales and outpace sales of smaller systems.  We also saw 12 percent sequential growth in service plan revenue, and ended the quarter with $2.3 million in deferred revenue, up from $2.1 million last quarter."

For the first nine months of 2009, revenue was $12.5 million, compared to $13.8 million in the year ago period.  Net loss was $4.0 million, or a loss of $0.25 per share, compared to a net loss of $3.1 million, or a loss of $0.20 per share, in the same period a year ago.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, July 22, 2009 to discuss AltiGen's results of operations for the third quarter. Dial (800) 862-9098 (domestic) or (785) 424-1051 (international) to listen in to the call. The conference call ID is "AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through July 24, 2009. To access the replay, dial (800) 283-4799 or (402) 220-0860. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone and call center systems, AltiGen ability to continue to sell more larger systems, AltiGen’s successful partnerships with new strategic reseller partners that are selling Microsoft’s solutions, and AltiGen’s ability to successfully integrate with Microsoft’s OCS product offerings.  These statements reflect management's current expectation.  However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history.  For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q.  All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contacts:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(408) 597-9000 x161	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	June 30		June 30
	FY 2009	FY 2008	FY 2009	FY 2008
Net Revenue	$4,082	$4,812	$12,519	$13,784
Gross profit	2,545	2,827	7,614	7,853

Research and development	1,126	1,137	3,594	3,087
Selling, general & administrative	2,411	2,764	8,117	8,128

Operating loss	(992)	(1,074)	(4,097)	(3,362)

Interest and other income,net	47	45	101	236

Net loss before tax	(945)	(1,029)	(3,996)	(3,126)

Provision for income tax	-	-	(15)	-

Net loss after tax	$(945)	$(1,029)	$(3,981)	$(3,126)

Basic and diluted net loss per share	$(0.06)	$(0.07)	$(0.25)	$(0.20)

Weighted average shares outstanding	15,923	15,697	15,869	15,734

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30, 2009	September 30, 2008

Cash and cash equivalents	$7,590	$9,467
Short-term investments	-	400
Accounts receivable, net	1,370	2,423
Inventories	1,334	1,594
Other current assets	230	176
Net property and equipment	516	423
Other long-term assets	284	293
Total Assets	$11,324	$14,776

Current liabilities	$5,321	$5,374
Long-term liabilities	127	105
Stockholders' equity	5,876	9,297

Total Liabilities and Stockholders' Equity	$11,324	$14,776